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                                                      Exhibit (10)(ii)(A)(xxiii)

                               SEVERANCE AGREEMENT

         This Severance Agreement ("Agreement") is entered into between Patricia
L. Ripple ("EMPLOYEE") and American Greetings Corporation, an Ohio corporation ("AG" or "Company"), on the date set forth at the signature lines below, arising out of the employment relationship between EMPLOYEE and AG. This Agreement will not become effective and irrevocably binding until seven (7) days after it is signed by EMPLOYEE. EMPLOYEE may revoke this Agreement at any time prior to the expiration of such seven (7) days. A revocation must be in writing and it must be received by the Company by the close of business on the seventh day.

         In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

         1. EMPLOYEE hereby acknowledges the elimination of her position as Senior Vice President with responsibility for Retailer Logistics. EMPLOYEE also acknowledges that she has been offered a position in another capacity. If EMPLOYEE continues working for the Company up until August 30, 2002 (or any other earlier date mutually agreed on by the EMPLOYEE and Company) , the Company agrees to provide to EMPLOYEE the benefits as described below. These benefits will be granted to EMPLOYEE as described if she voluntarily separates from the Company on any date between September 1, 2002 and August 31, 2003, or if she is involuntarily separated from the Company at any time after September 1, 2002. In either case, EMPLOYEE's last day of work shall be the "Separation Date."

         2. Upon her separation from the Company and with the signing of a waiver on or about the Separation Date, prepared by the Company and identical to paragraph 9 of this agreement, EMPLOYEE will receive the following benefits from the Company:

                  a. Severance pay of an amount equal to 30 months base salary, payable in monthly installments, less applicable deductions. If the Separation Date is before September 1, 2003, the severance pay will be based on EMPLOYEE'S base salary in effect on either June 27, 2002 or the Separation Date, whichever is greater. If the Separation Date is on or after September 1, 2003, the severance pay will be based on EMPLOYEE's base salary in effect on the Separation Date. Company reserves the right to pay any portion of the severance pay in an undiscounted lump sum, at Company's discretion;

                  b. EMPLOYEE shall be eligible to participate in the Fiscal Year 2003 Annual Incentive Plan, as a Senior Vice President in the North American Greeting Card Division (NAGCD), with a Tier 3 or better performance evaluation; if EMPLOYEE's Separation Date is prior to February 28, 2003, and if the NAGCD business unit's actual performance is 100% or less of the business unit goal, EMPLOYEE shall be paid an incentive under this Plan equal to what she would have been paid under both the business unit and corporate components of the Plan had she still been employed on February 28, 2003, and earning a base salary equal to her base salary in effect on June 27, 2002; if the NAGCD business unit's actual performance is greater than 100% of its business unit goal, EMPLOYEE's actual incentive payment under this Plan will be the amount that would normally be paid (both business unit and corporate components) if the business unit had achieved exactly 100% of its business unit goal, plus a portion of the amount that would normally be paid (both business unit and corporate components) for achieving more than 100% of its goal; that portion will be pro-rated based on the number of full months EMPLOYEE has worked in Fiscal Year 2003; EMPLOYEE will be deemed to have earned the base salary in effect on June 27, 2002 up until February 28, 2003; in all cases, payment (if any) under the corporate component shall be based on actual corporate performance;

                  c. If EMPLOYEE works into Fiscal Year 2004, and voluntarily separates from the Company during FY 2004, the regular terms and conditions of the Incentive Plan shall apply;

                  d. If EMPLOYEE works into Fiscal Year 2004, or any subsequent fiscal year, and is involuntarily separated during the fiscal year, she shall be paid an annual incentive under the Plan (if any) in effect for that fiscal year at the target annual percentage for her job
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                           level, multiplied by the corporate multiplier
                           actually earned (if any), based on her base salary actually earned in that fiscal year, up until the Separation Date;

                  e. AG will pay for outplacement services for one year to assist EMPLOYEE in seeking employment. AG will select the service provider and will make direct payments to the service provider;

                  f. EMPLOYEE will have continued use of EMPLOYEE's company car for 90 days after the Separation Date, at which time EMPLOYEE will return the car to AG unless EMPLOYEE exercises the option to purchase the car at a $500 incentive discount, and so notifies the Company of this decision before the end of the 90 days.

                  g. EMPLOYEE will continue to be covered under the Company's Executive Life Insurance Plan for 30 months past the Separation Date.


         3. For the purposes of vesting of stock options granted to EMPLOYEE by Company prior to the Separation Date, EMPLOYEE shall be considered to be actively employed by Company for 30 months past the Separation Date. EMPLOYEE may exercise such options up until the original expiration date set forth in the original grants.

         4. If EMPLOYEE is re-employed by Company after Separation Date, in any capacity other than a temporary or part-time assignment, prior to receipt of all the severance benefits provided in paragraph 2., EMPLOYEE will forfeit any unpaid severance benefits. In the event EMPLOYEE is paid severance in a lump sum, s/he will pay back to COMPANY that amount EMPLOYEE would not have received had severance been paid out in equal installments over time, pursuant to paragraph 2(a).

         5. EMPLOYEE acknowledges that as of the Separation Date EMPLOYEE will cease to be an employee of AG and thereafter will not be eligible for or receive any benefits of employment and that the only benefits EMPLOYEE will receive from AG after the Separation Date are those benefits described in paragraphs 2 and 3 above; provided, however, that this Agreement does not waive any vested benefits or any benefit the right to which was earned on or prior to the Separation Date that EMPLOYEE may be eligible to receive under any stock option plan, the Retirement Profit Sharing and Savings Plan or the Deferred Compensation Plan. These benefits shall continue as provided under those plans, through the Separation Date.

         6. Notwithstanding any other provision of this Agreement, EMPLOYEE acknowledges that the benefits EMPLOYEE will receive under paragraphs 2 and 3 above are greater than those benefits EMPLOYEE would have been entitled to receive upon termination in the absence of this Agreement.

         7. This Agreement is offered as part of an exit incentive or other employment termination program (the "Program"). Information concerning eligibility and selection for the Program that is required to be provided under the federal age discrimination in employment laws is enclosed with this Agreement. EMPLOYEE acknowledges receipt of the information.

         8. It is agreed by EMPLOYEE that this Agreement, the benefits, including all benefits set forth in paragraphs 2 and 3 above, and all other terms of this Agreement, are each confidential information and shall not be disclosed or revealed to any person other than EMPLOYEE's attorneys, accountants, tax advisors, and immediate family members (who must be informed of and agree to be bound by the terms of this paragraph), and any governmental taxing authority.

         9. With respect to any and all events arising out of or related to the employment relationship between EMPLOYEE and the Company occurring on or before the Separation Date, EMPLOYEE hereby releases and forever discharges AG, and each of its agents, officers, directors, employees, subsidiaries, divisions, affiliates,

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successors and assigns, (collectively "AG Releasees") from any and all claims and/or causes of action, known or unknown, arising (i) from or during EMPLOYEE's employment with AG or (ii) as a result of the termination of that employment; and EMPLOYEE hereby covenants and agrees that he will not assert any such claims and/or causes of action against any AG Releasee, including but not limited to,
(i) claims and/or causes of action arising under the Age Discrimination in Employment Act (29 U.S.C. Sec. 621 et seq.), (ii) claims and/or causes of action arising under federal, state or local laws, including but not limited to those prohibiting employment discrimination on the basis of race, color, national origin, religion, sex, age, disability or otherwise; (iii) claims and/or causes of action growing out of any legal restrictions on AG's right to terminate its employees, including breach of contract, discharge in violation of public policy, or promissory estoppel, or (iv)tort claims and/or causes of action, including infliction of emotional distress, defamation, libel or slander. This release will not apply to any of the following: (i) coverage of the Employee as an insured under any AG insurance with respect to third party liability claims;
(ii) rights to defense or indemnification with respect to third party claims relating to the acts of Employee within the scope of his employment or as an officer; (iii) right to reimbursement for business expenses incurred prior to the Severance Date, and (iv) rights to unemployment compensation or workers compensation.

         10. EMPLOYEE represents and warrants that EMPLOYEE has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair Employee's performance of any part of this Agreement.

         11. EMPLOYEE agrees that in the event that EMPLOYEE materially breaches any of the terms of this agreement, EMPLOYEE will forfeit the benefits described in paragraphs 2 and 3, plus EMPLOYEE will pay any expenses or damages incurred by the AG Releasees as a result of the breach, including reasonable attorneys' fees. If AG breaches this agreement, AG will pay attorney's fees and expenses incurred in enforcing this agreement.

         12. EMPLOYEE acknowledges that EMPLOYEE has an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that EMPLOYEE acquired during the course of employment with Company. This obligation of confidence and non-disclosure extends to both Company information and third-party information held by the Company in confidence, and this obligation continues after the Severance Date. EMPLOYEE is prohibited from using or disclosing such information.

         13. EMPLOYEE acknowledges that EMPLOYEE is bound by the non-compete provisions in the Employment Agreement entered into between EMPLOYEE and Company, which provide:

             [EMPLOYEE] shall not for a period of twelve months after leaving the employ of the Corporation or a subsidiary, regardless of the reason for such leaving, enter into the employment, directly or indirectly or in a consulting or free lance capacity, of any person, firm or corporation in the United States or Canada, which at such date of leaving the employ of the Corporation or a subsidiary shall be manufacturing or selling products that are substantially similar in nature to the products being then manufactured or sold by the Corporation or the subsidiary.

         14. (a) This Agreement constitutes the entire understanding between EMPLOYEE and the Company relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with EMPLOYEE's employment with AG except insofar as such agreement(s) concern EMPLOYEE's obligations with regard to competing with AG or EMPLOYEE's obligations with regard to AG's trade secrets, proprietary or other confidential information belonging to AG, which obligations are not modified, amended or terminated by this Agreement and which continue after the Separation Date. This Agreement may not be changed, modified, or altered without the express written consent of EMPLOYEE and a senior officer of AG.

             (b) AG's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive AG of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by an officer of AG.

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             (c) This Agreement shall be construed in accordance with the laws of the State of Ohio. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.

         15. EMPLOYEE is hereby advised and encouraged to consult an attorney prior to executing this Agreement. EMPLOYEE acknowledges that if EMPLOYEE has executed this Agreement without consulting an attorney EMPLOYEE has done so knowingly, voluntarily and contrary to the express advice herein.

         16. EMPLOYEE acknowledges that EMPLOYEE has been given at least forty-five (45) days from the date EMPLOYEE first received this Agreement, which date was on or before July 1, 2002, during which to consider this Agreement. If EMPLOYEE does not execute this Agreement by September 1, 2002, the Company may rescind this Agreement at any time unless the Company expressly notified EMPLOYEE in writing otherwise.

         17. EMPLOYEE and Company both agree that the execution of this document does not represent an immediate separation in employment. EMPLOYEE agrees that if she elects to terminate her employment prior to August 30, 2003, she will be entitled to those benefits set forth in this Agreement provided a 30-day notice is received by Company.

AMERICAN GREETINGS CORPORATION


By:     /s/ Pamela L. Linton                Date:
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         Pamela  L. Linton
         Senior Vice President
         Human Resources


        /s/ Patricia L. Ripple              Date:
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         Patricia L. Ripple

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